EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST ANNOUNCES REVERSE STOCK SPLIT
DALLAS, July 1, 2020 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors unanimously approved a reverse split of the Company’s common stock at a ratio of 1-for-10.
As of the effective date of the reverse split, each share of the Company’s issued and outstanding common stock and equivalents will be converted into 1/10th of a share of the Company’s common stock. The reverse stock split will become effective as of the close of business on July 15, 2020 and the common stock is anticipated to commence trading on the New York Stock Exchange (the “NYSE”) on July 16, 2020 on the split-adjusted basis. The foregoing actions have been duly approved by the Company’s Board of Directors pursuant to the Maryland General Corporation Law and no stockholder approval is required.
As a result of the reverse stock split, the number of outstanding shares of common stock will be reduced from approximately 105.2 million shares to approximately 10.5 million shares. The Company will not issue fractional shares. Instead, any fractional shares resulting from the reverse stock split will be rounded down to the nearest full share, sold in the open market and the proceeds from such sales will be distributed to the applicable stockholder in cash. In addition, the common stock will trade under a new CUSIP number. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of shares of the Company's common stock, except for minor changes resulting from the payment of cash for fractional shares. Ashford Trust’s stockholders should contact their broker or Ashford Trust’s transfer agent, Computershare, at (800) 546-5141, for any necessary assistance relating to the reverse stock split.
The purpose of the reverse stock split is to raise the per share trading price of the Company’s common stock to regain compliance with the minimum $1.00 continued listing requirement for the listing of its common stock on the NYSE. The Company also intends to effect a reverse split of the partnership units of Ashford Hospitality Limited Partnership, the Company’s operating partnership (“Ashford Trust OP”), at a ratio of 1-for-10, effective July 15, 2020. As a result of such reverse split, the number of outstanding partnership units of Ashford Trust OP will be reduced from approximately 20.5 million units to approximately 2.1 million units.
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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the Company’s strategy and future plans. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of the novel strain of coronavirus (COVID-19) on our business; our ability to meet the NYSE continued listing standards; our ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; general volatility of the capital markets and the market price of our common stock and preferred stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We will not publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise except to the extent required by law.